Exhibit 99.1

Laureate Education, Inc. Announces Repayment of Term Loan Debt and Successful Repricing

Baltimore, Maryland — February 1, 2018 — Laureate Education, Inc. (NASDAQ: LAUR) (the “Company”) announced today that it has amended its second amended and restated credit agreement to reduce the applicable interest rate on its term loans constituting Series 2024 Term Loans, which term loans are the only outstanding class or series of term loans under the second amended and restated credit agreement. The Company also announced that, as of January 19, 2018, it paid down $350 million of the principal outstanding under the term loans, resulting in principal outstanding of $1,238 million.

Under the amendment, the interest rate margin applicable to the outstanding term loans has been reduced by 100 basis points from 4.50% to 3.50% for LIBOR term loans and 3.50% to 2.50% for alternate base rate term loans. The interest rate reduction and decrease in principal outstanding are expected to generate annualized interest expense savings of approximately $33.6 million.

“We are pleased to announce the pay down of our debt and the repricing transaction, which substantially reduces interest expense for our company,” commented Jean-Jacques Charhon, Executive Vice President and Chief Financial Officer of Laureate Education, Inc. “We believe these transactions will increase free cash flow and provide our company with greater operating flexibility.”

Forward-Looking Statements

This press release includes certain disclosures which contain “forward-looking statements” within the meaning of the U.S. federal securities laws, which involve risks and uncertainties.  Forward-looking statements are based on Laureate’s current expectations, beliefs and assumptions.  Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance.  Important factors that could cause actual results to differ materially from the Company’s expectations are set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 under the caption “Risk Factors.”

About Laureate Education, Inc.

Laureate Education, Inc. is the largest global network of degree-granting higher education institutions, with more than one million students enrolled across nearly 70 institutions in 23 countries at campuses and online. Laureate offers high-quality undergraduate, graduate, and specialized degree programs in a wide range of academic disciplines that provide attractive employment prospects. Laureate believes that when our students succeed, countries prosper, and societies benefit. This belief is expressed through the company’s philosophy of being Here for Good and is represented by its status as a Certified B Corporation® and conversion in 2015 to a Delaware Public Benefit Corporation, a new class of corporation committed to creating a positive impact on society.

For more information: www.laureate.net

Investor Relations Contact:

ir@laureate.net

Media Contacts:
Laureate Education, Inc.	Ruder Finn
Esther Benjamin	Maryam Ayromlou
Esther.Benjamin@laureate.net	ayromloum@ruderfinn.com
U.S.: +1 (443) 301 3091	U.S.: +1 (703) 474 5685